Exhibit 4.13

                                    FORM OF
                           TERM SHEET FOR PURCHASE OF
                       OUTSTANDING DEBENTURES (VERSION 1)
                       ----------------------------------

TRANSACTION:          Fittipaldi Logistics, Inc., a Nevada corporation (the
                      "Company"), has negotiated the settlement of all its outstanding obligations to Cornell Capital Partners, LP and its affiliates ("Cornell"). As part of this settlement, Cornell will assign up to $1,200,000 of the Company's 5% secured convertible debentures (the
                      "Debentures") to Investors

BUYER:                Accredited investors (the "Investors")

TO BE ASSIGNED:       Up to $1,200,000 with a minimum of $50,000
                      per Investor

REVISED TERMS         Simultaneous with the assignment of the Debentures,
                      the Company is prepared to amend certain terms of the Debentures as follows:

                      o Investors shall waive the past due payments of principal and interest on the Debentures and extend the maturity date to January 15, 2008

                      o Company shall have the right to redeem the Debentures, without penalty, subject to Investors' conversion rights

                      o Interest shall accrue until maturity date at 16.0% per annum in cash or stock at Company's discretion.

                      o  Conversion price of $0.025 per share

                      o Shares issued upon conversion will be issued without restrictive legend.

CLOSING DATE:         As soon as possible, but not later than July 31, 2007

I/we hereby purchase $_______ of Fittipaldi Logistics, Inc. secured convertible debentures, to be assigned by Cornell.

PURCHASER:     _____________________________
BY:            _____________________________
PRINTED NAME:   ___________________
TITLE (if any): ___________________
TAX ID or SS#:  ___________
DATE:           ___________2007